UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	1-87	16-0417150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street

Rochester, NY 14650

(Address of principal executive offices with zip code)

(585) 724-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On November 7, 2016, Eastman Kodak Company (the “Company”), Southeastern Asset Management, Inc. (“Southeastern”) and Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern (such investment funds, collectively, the “Purchasers”), entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Purchasers, and the Purchasers agreed to purchase from the Company, an aggregate of 2,000,000 shares of the Company’s 5.50% Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), for a purchase price of $100 per share, representing $200 million of gross proceeds to the Company. The Company intends to use the proceeds from the sale of the Series A Preferred Stock, together with cash on hand, to prepay the $262 million of second lien term loans outstanding under the Senior Secured Second Lien Term Credit Agreement, dated as of September 3, 2013, by and among the Company, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent (the “Second Lien Term Loans”). No person will be entitled to a discount or commission in connection with the sale of the Series A Preferred Stock pursuant to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Purchasers will have the right to nominate at the Company’s annual meetings members to the Company’s board of directors proportional to the Purchasers’ share ownership on an as converted basis, which will initially allow the Purchasers to nominate two members to the board. This nomination right is exclusive to the Purchasers and does not transfer with the Series A Preferred Stock. The Purchase Agreement provides for the entry into a registration rights agreement at the closing of the sale of the Series A Preferred Stock which will provide the Purchasers with customary registration rights in respect of the shares of Series A Preferred Stock and any shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Series A Preferred Stock.

The Purchase Agreement contains largely customary terms for private investments in public companies, including representations, warranties, covenants and closing conditions. The Company expects the closing to occur in November 2016.

Certificate of Designations of the Series A Preferred Stock

The Company intends to file with the Department of Treasury of the State of New Jersey a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Designations”) which will establish the designation, number of shares, rights, preferences and limitations of the Series A Preferred Stock and will become effective upon filing. The Series A Preferred Stock will rank senior to the Common Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Series A Preferred Stock will have a liquidation preference of $100 per share, and holders of Series A Preferred Stock will be entitled to cumulative dividends payable quarterly in cash at a rate of 5.50% per annum. Holders of Series A Preferred Stock will be entitled to vote together with the holders of the Common Stock as a single class, in each case, on an as-converted basis, except where a separate class vote is required by law. If dividends on any Series A Preferred Stock are in arrears for six or more consecutive or non-consecutive dividend periods, the holders of Series A Preferred Stock, voting with holders of all other preferred stock of the Company whose voting rights are then exercisable, will be entitled to vote for the election of two additional directors in the next annual meeting and all subsequent meetings until all accumulated dividends on such Series A Preferred Stock and other voting preferred stock have been paid or set aside. Holders of Series A Preferred Stock will have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

Holders of the Series A Preferred Stock will have the right to elect at any time to convert their shares of Series A Preferred Stock into shares of Common Stock at the initial conversion rate of 5.7471 shares of Common Stock for each share of Series A Preferred Stock (equivalent to an initial conversion price of $17.40 per share of Common Stock, which represents a 20% premium to the closing price of $14.50 per share on November 4, 2016). The initial conversion rate and the corresponding conversion price will be subject to certain customary anti-dilution adjustments and a conversion rate adjustment if the Company is obligated to make a cash payment under the settlement agreement relating to the remediation of historical environmental conditions at Eastman Business Park (the “Settlement Agreement”) or establishes a reserve for such an obligation. The Company has no obligation to make a payment under the Settlement Agreement unless the liabilities associated with the remediation covered by the Settlement Agreement exceed $99 million, in which case the Company will be liable for 50% of the portion above $99 million. The Company currently has no liability recorded for any obligation under the Settlement Agreement.

At any time after the second anniversary of the initial issuance of the Series A Preferred Stock, if the closing price of the Common Stock has equaled or exceeded 125% of the then-effective conversion price for 45 trading days within a period of 60 consecutive trading days, with the last trading day of such 60 day period ending on the trading day immediately preceding the business day on which the Company issues a press release announcing the mandatory conversion, the shares of Preferred Stock will, upon notice from Kodak, convert into shares of Common Stock. If a holder elects to convert any shares of Series A Preferred Stock during a specified period in connection with a fundamental change, the conversion rate will be adjusted under certain circumstances and such holder will also be entitled to a payment in respect of accumulated dividends. In addition, Kodak will have the right to require holders to convert any shares of Series A Preferred Stock in connection with certain reorganization events, in which case the conversion rate will be adjusted under certain circumstances and the holders will also be entitled to a payment in respect of accumulated dividends. If any shares of Series A Preferred Stock have not been converted prior to the fifth anniversary of the initial issuance of the Series A Preferred Stock, the Company will be required to redeem such shares at a redemption price equal to the liquidation preference of the redeemed shares plus the amount of accrued and unpaid dividends thereon.

In order to comply with the rules of the New York Stock Exchange, the right of the holders of Series A Preferred Stock to convert their shares into Common Stock will be limited to Common Stock representing 19.99% of the outstanding Common Stock on the original issue date of the Series A Preferred Stock until the conversion feature of the Series A Preferred Stock and the issuance of all additional shares of Common Stock that are issuable pursuant to its terms in excess of 19.99% of the outstanding Common Stock on the original issue date of the Series A Preferred Stock has been approved by holders of a majority of the outstanding shares of Common Stock and such approval has become effective (pursuant to the requirements of Section 14 of the Securities Exchange Act 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission).

Amendment to ABL Credit Agreement

On November 7, 2016, the Company and certain of its domestic subsidiaries (the “Subsidiary Guarantors”) entered into an amendment (the “ABL Amendment”) to the Amended and Restated Credit Agreement, dated as of May 26, 2016, among the Company, the Subsidiary Guarantors, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent (the “Agent”), and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners (the “ABL Credit Agreement”), with the Agent and the Required Lenders as such term is defined in the ABL Credit Agreement. The ABL Amendment amends the ABL Credit Agreement to, among other things, permit the prepayment in full of the Second Lien Term Loans and the payment of cash dividends on the Series A Preferred Stock.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures concerning the Purchase Agreement, the terms of the Series A Preferred Stock and the ABL Amendment contained in Item 1.01, above, are hereby incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures concerning the Purchase Agreement contained in Item 1.01, above, are hereby incorporated into this Item 3.02 by reference. The offer and sale of the Series A Preferred Stock pursuant to the Purchase Agreement is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Each Purchaser has represented to the Company that it is an “accredited investor” as defined in Rule 501 under the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

(10.1)	Series A Preferred Stock Purchase Agreement, dated as of November 7, 2016, by and among Eastman Kodak Company, Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust.

(99.1)	Press release issued by the Company on November 7, 2016 regarding the entry into the Purchase Agreement and related matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

Date: November 7, 2016	By:	/s/ David E. Bullwinkle
	Name:	David E. Bullwinkle
	Title:	Chief Financial Officer and Senior Vice President

EASTMAN KODAK COMPANY

INDEX TO EXHIBITS

Exhibit No.

(10.1)	Series A Preferred Stock Purchase Agreement, dated as of November 7, 2016, by and among Eastman Kodak Company, Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust.

(99.1)	Press release issued by the Company on November 7, 2016 regarding the entry into the Purchase Agreement and related matters.